SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2010

Peet's Coffee & Tea, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington	0-32233	91-0863396
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - Financial Information

Item 8.01 Other Events.

On November 11, 2010, Patrick J. O’Dea, President and Chief Executive Officer of Peet's Coffee & Tea Inc. (“Peet’s”), adopted a pre-arranged stock trading plan to exercise Peet’s stock options and sell shares of Peet’s stock. Mr. O’Dea holds outstanding shares and vested and unvested options representing a total of approximately 942,000 shares. Of this amount, options covering 567,558 shares granted in 2002 are fully vested and expire in May 2012 and options covering 50,000 shares granted in 2003 are fully vested and expire in February 2013. Mr. O’Dea has advised Peet’s that it is his intention through this pre-arranged stock trading plan to facilitate an orderly sale of the shares issuable under these options in advance of their expiration.

Under the newly adopted plan, Mr. O’Dea may sell up to 597,513 shares between November 12, 2010 and May 12, 2011. In addition, Mr. O’Dea plans to exercise and hold the remaining 20,045 shares, which are issuable under an Incentive Stock Option (ISO) included in the 2002 grants. Shares will be sold under the Plan on the open market at prevailing market prices or in block trades, subject to volume and minimum price parameters set forth in the Plan. Assuming the plan is fully executed and Mr. O’Dea exercises and holds his ISO’s, Mr. O’Dea will still hold vested and unvested options covering approximately 276,000 shares and own approximately 68,000 shares.

The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The plan was adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and Peet’s policies regarding stock transactions. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peet's Coffee & Tea, Inc.

Dated: November 11, 2010	By:	/s/ Thomas Cawley
Thomas Cawley
Chief Financial Officer